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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                               SVI HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              Nevada                               84-1131608
     (State of Incorporation)        (I.R.S. Employer Identification Number)

                 7979 Ivanhoe Avenue, La Jolla, California 92037
                                 (619) 551-2365
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

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Securities registered pursuant to Section 12(b) of the Act:

      Title of each class               Name of each exchange on which
       to be registered                 each class is to be registered

Common Stock, $0.0001 par value             American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

None.


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               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      This Registration Statement relates to the common stock, $0.0001 par value (the "Common Stock") of SVI Holdings, Inc. (the "Company"). The Company's Articles of Incorporation authorize 50,000,000 shares of Common Stock. The Articles of Incorporation also authorize the issuance of 5,000,000 shares of Preferred Stock, which may be issued in one or more series, and with such preferences, rights and restrictions, as the Board of Directors may determine. The Company has not issued any shares of Preferred Stock and has no present plans to issue shares of Preferred Stock.

     All shares of Common Stock have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50 percent of the Common Stock of the Company could, if they chose to do so, elect all the directors.

      Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment or provision for the payment of all of the Company's obligations, shall first be distributed pro rata to the holders of outstanding Preferred Stock, if any, in accordance with the preferences established for such stock, and any remaining assets shall be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares.

      Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available for dividends. The Company has not paid any cash dividends and it is unlikely that any will be declared in the foreseeable future.

ITEM 2.  EXHIBITS.

Not applicable.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 29, 1998

                                 SVI HOLDINGS, INC.

                                 By:  /s/BARRY M. SCHECHTER
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                                 Barry M. Schechter
                                 Chief Executive Officer